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                                                                    EXHIBIT 99.1
[CROSS TIMBERS OIL COMPANY NEWS RELEASE LETTERHEAD]

Number: 97-14

                CROSS TIMBERS OIL PLANS 50% GROWTH IN CASH FLOW
                  AND RESERVES PER SHARE OVER NEXT TWO YEARS

     FORT WORTH, TX (MAY 20, 1997) -- At its Annual Meeting today, Cross Timbers Oil Company's (NYSE-XTO) Chairman and CEO Bob R. Simpson announced strategic goals for 1998 and 1999 including 50% increases in cash flow per share and proved reserves per share. Mr. Simpson said that, with the recent completion of a $39.5 million acquisition, he believes the Company's previously announced 1997 goals will be achieved, assuming continued drilling success and current commodity prices.

     "Last year we challenged ourselves to achieve 50% growth over a two-year period beginning January 1, 1996 and ending December 31, 1997," Simpson said. "With that goal in sight, we have resolved to duplicate that ambitious achievement by again establishing a new 50% growth goal for the period beginning January 1, 1998 and ending December 31, 1999. Specifically, our goal is to increase cash flow to $4.45 per share in 1998 and to $5.50 in 1999, an aggregate increase of 50% from 1997's goal of $3.67. Proved reserves at year-end 1999 are targeted at 8.1 barrels of oil equivalent (BOE), again up 50% from the 5.4 BOE we expect for year-end 1997. These goals assume current commodity price levels."

     The Company plans to make strategic acquisitions totaling $260 to $280 million between now and the end of 1999. Additional expenditures may be made for repurchase of up to 1.6 million shares remaining under the currently authorized two million share common stock repurchase program. The Company's Board of Directors believes the current market price of Cross Timbers' common stock does not reflect the underlying value of the Company's assets and its future prospects.

     Annual exploration and development expenditures of $70 to $90 million are expected in 1998 and in 1999, depending on drilling results, property acquisitions and commodity prices. Higher-risk expenditures, including step-out development and exploratory drilling, are targeted at up to 20% of these amounts.

     "We expect development expenditures to be funded from cash flow while acquisitions and stock repurchases will be funded with a combination of cash flow and debt," Simpson added. "With our recent completion of $125 million in Senior Subordinated Notes, we could immediately fund in excess of $260 million in acquisitions with low-cost bank financing.

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CROSS TIMBERS OIL PLANS 50% GROWTH


     "We believe the optimum level of leverage for the Company is between 33% and 40% of underlying value. This has historically meant debt of about $2.20 per BOE. However, with the sustained improvement in commodity prices over the past year, a somewhat higher level is appropriate. Our goals for 1998 and 1999 incorporate a modest increase in debt to $2.40 per BOE."

     Steve Palko, Cross Timbers' President, reviewed the Company's participation in the active Cotton Valley Pinnacle Reef play in East Texas. "We own more than 8,700 acres covering 11 reef anomalies in the Cotton Valley Pinnacle Reef play, currently the most exciting domestic exploration play. These wells produce at initial rates up to 50 million cubic feet per day with estimated proved reserves up to 80 billion cubic feet," Palko noted. "We expect further refinement of the anomalies by 3-D seismic and plan to lessen our risk by observing other operators' tests of geologic concepts near our acreage before we drill. This strategy can be employed because our acreage is held by production or under five-year leases."

     Cross Timbers Oil Company, one of the nations's fastest growing independents, is engaged in the acquisition, exploitation and development of quality, long-lived producing oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico and Wyoming.


CONTACT:  LOUIS G. BALDWIN
          SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          CROSS TIMBERS OIL COMPANY
          817/870-2800


     Statements concerning results of future development expenditures, strategic acquisitions, cash flow per share, proved reserves and debt levels are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and production, administrative and other costs that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and there is no assurance that these goals and projections can or will be met. In addition, acquisitions that meet the Company's profitability, size, geographic and other criteria may not be available on acceptable economic terms. Further information is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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